EXHIBIT 21.1

SUBSIDIARIES OF KNOLOGY, INC.

Knology Broadband, Inc.

Knology of Central Florida, Inc.

Knology Provider Solutions Group, Inc.

Knology of Alabama, Inc.

Knology of Augusta, Inc.

Knology of Charleston, Inc.

Knology of Columbus, Inc.

Knology of Florida, Inc.

Knology of Georgia, Inc.

Knology of Huntsville, Inc.

Knology of Knoxville, Inc.

Knology of Montgomery, Inc.

Knology of Nashville, Inc.

Knology of South Carolina, Inc.

Knology of Tennessee, Inc.

Globe Telecommunications, Inc.

ITC Globe, Inc.

Knology of the Valley, Inc.

Valley Telephone Co., LLC

PrairieWave Holdings, Inc.

PrairieWave Communications, Inc.

Knology of the Plains, Inc.

Knology Community Telephone, Inc.

Knology of the Black Hills, LLC

Black Hills Fiber Systems, Inc.

Knology Condominium Association, Inc.

BHFC Publishing, LLC

Knology Total Communications, Inc.

Knology of the Wiregrass, Inc.

Wiregrass Telcom, Inc.

Communications One, Inc.